Happy Tax App.mp4 (1m 14s) 1 speaker (Speaker 1)

[0:00:01] Speaker 1: Happy Tax is an app that helps you file your taxes with ease. Begin by selecting your tax scenarios. Please choose the scenarios that apply to you. Tell us a bit about yourself. Choose your resident state and filing status. Provide the necessary information based on the tax scenarios you choose. In our case, it's about your spouse. Your W2, interest income, and medical expenses. Choose a pricing plan and create an account for logging into the app. Add supporting documentation, such as W2s, 1099s, IDs, etc. Your information has now been sent to the expert CPAs at Happy Tax for your preparation. You can chat with tax professionals at any time and even pay them from your tax refund proceeds. Download Happy Tax at HappyTaxApp.com or directly from the App Store or Google Play. Write to us at info@happytax.com. [0:01:12]

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Happy Tax Explainer Video 1.mp4 (1m 10s) 1 speaker (Speaker 1)

[0:00:00] Speaker 1: By now you've heard about Happy Tax. You like our fresh business model that's completely unique in the tax industry. And you're thinking is this right for me? Is this something I can do? Happy Tax is made for everyone but it isn't for everyone. There are certain qualities that really make a Happy Tax franchisee successful. We're looking for energetic people with entrepreneurial spirit. People who want to own their own business to improve their lives but might not yet be ready to leave the security of their current job. Or if you're more aggressive you may end up finally quitting your job and focusing solely on building your business as you build your customer base. Happy Tax franchisees are willing to do marketing and aren't afraid of easy to use technology. Most importantly you want to be a people person. The core of being a Happy Tax franchisee is interacting with your clients. Making the tax experience fun for them and ultimately profitable for you. As your Happy Tax franchise starts taking off you may just find that this business is all you need to be happy and financially successful. If this sounds like you, you may be a great fit for becoming a Happy Tax franchisee. We're here to answer any questions you have and look forward to working with you. [0:01:04]

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Happy Tax CEO (high school dropout) joins elite entrepreneurs at Stanford
Graduate School.mp4 (2m 26s) 2 speakers (Mario Costanz, Speaker 2)

[0:00:04] Mario Costanz: Hi, my name is Mario Costanz, I'm the founder and CEO of Happy Tax, which is the future of the income tax preparation industry. We offer a more convenient way for consumers to file, and high level of service, which all of our returns being prepared by CPAs. We also have a franchise opportunity, where our franchisees can get started in a more efficient way with less risk, and really build a scalable business.

[0:00:29] Speaker 2: Happy Tax CEO Mario Costanz was born in The Bronx, New York. His early years in life included dropping out of high school at 16, dropping out of college at 17, and his father, mother, and brother all passing away during the next four years. By this time, he had already failed at his first business and taken a job as a New York City sanitation worker. His drive for entrepreneurship, however, was still there. While raising his own young family, he founded and sold another business, and continued picking up garbage for a living. Next, he started a side tax business, and added mortgage banking and real estate development to his budding enterprise. At this time, he finally quit his job. When the financial crisis hit in 2009, he liquidated his real estate holdings and converted his tax business to a franchise. After expanding to I mean offices in five states, he successfully exited and started his own franchise in 2014, Happy Tax. Under Mario and his executive team's leadership, Happy Tax is revolutionizing the tax prep industry through innovation and technology, by providing a convenient, transparent, and reliable service for taxpayers, while enhancing the quality of life for its partners and franchisees. Happy Tax's mission is to make the tax preparation experience happy for all, one return at a time. Happy Tax believes that no one deserves to go at it alone.

[0:01:59] Mario Costanz: Coming to this program has been an amazing opportunity, and I'm really looking to make some connections and learn from the leaders in the program to help us scale more efficiently our fast-growing company, and we just wanted to find ways to do it that are sustainable.

[0:02:14] Speaker 2: For more information on Happy Tax's opportunities, go to gethappytax.com, or call us at 844-426-1040 to set your meeting. Happy Tax. Smile, it's time to file. [0:02:26]

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Happy Tax Testimonial 4.mp4 (33s) 1 speaker (Mike)

[0:00:00] Mike: Hi, my name is Mike. Just got done doing my taxes at Happy Tax, they offer a new and improved way of preparing and filing tax returns. I'm a relatively busy guy, so it was great that they brought their convenience right to me, without me having to leave my home. With their app, I submitted my information to them and they did the rest. They have a team of US-based, licensed, expert CPAs, so I'm confident that no tax deduction or tax credit has been overlooked, and that I'm getting the best possible, legal, tax refund. [0:00:33]

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Happy Tax CEO Mario Costanz as a think tank panelist on Fresh Outlook on EBRU
TV.mp4 (13m 31s) 4 speakers (Speaker 1, Mario Costanz, Gail Rosen, Ed Garber)

[0:00:01] Speaker 1: Welcome back to Fresh Outlook everyone. April 15 is tax day in the United States, as well as [Alyssa Cutler's 00:00:08] birthday, our producer here. If you spent many hours if not days figuring out how much you owe Uncle Sam or how much he owes us, you are not alone. I played accountant for my two sons, with TurboTax and TaxAct, but these guys here know a whole lot better than me. They are the Fresh Outlook think tank, Mario Constanz, CEO of Happy Tax company, Ed Garber, a public accountant, and Gail Rosen, a CPA in Martinsville. I'm going to start with you Mario because what's happy about tax?

[0:00:41] Mario Costanz: There's not a lot happy about tax typically, but our company is different. We have a fresh perspective actually on taking taxes to the people, and having a more convenient service of going back to the days of house calls, where we have a front end of people reaching out to clients and a back end of CPAs preparing the returns, so they're a high quality product as well.

[0:01:00] Speaker 1: So somebody will actually come to your house, sit with you at your kitchen table, and break your pencils with you as you try to figure things out.

[0:01:06] Mario Costanz: Absolutely. Well, it's a lot easier than that.

[0:01:08] Speaker 1: It's easier than that.

[0:01:08] Mario Costanz: It's basic knowledge and we have some patent-pending processes that are helpful to that.

[0:01:11] Speaker 1: I'm going to turn to Gail Rosen now. Gail, with all the terrific software out there, is it hard on your business, or do people once they get caught up in the quagmire of trying to do it themselves realize, "Hey, I need an expert"?

[0:01:24] Gail Rosen: We were very busy this year. People are looking for help with their taxes because what goes in is what comes out.

[0:01:31] Speaker 1: Garbage in, garbage out.

[0:01:32] Gail Rosen: Exactly. If you don't realize what you're entitled to and what you put in should come out, then you realize you need an expert. It's really complicated. The laws are just confusing, there's a lot to it and a lot that you can be entitled to.

[0:01:48] Speaker 1: Sometimes when you're using this tax software, you don't even realize what you're inputting. For example, my son lives in Vermont, I was trying to calculate his rent rebate that you get up there which is specific to the state, and you had to get line 16, and at the end, after spending literally an hour and a half maneuvering through the software to get him his rebate, he got nothing. Let's talk to Ed Garber a little bit. Ed, tell me about the new health care legislation and how it affects our tax filing.

[0:02:17] Ed Garber: To tell you the truth, it's a great idea, but it's the worst piece of garbage bureaucracy could ever invent, the IRS could ever invent. What happens is, say for instance that you apply for Obamacare. You have to fill out a form, tell them which Obamacare you want to deal with, 30 different sections ... A friend of mine did 30 of them, by the time his wife had to do something the doctor wasn't even on it. Also when you do it, you have to tell them how much money you're going to earn. So say he's going to earn $15,000. In his return you say 25. He has to pay a stipend back. When you get your-

[0:02:48] Speaker 1: So it's added to the confusion, it's added to the complication, and that's what I want to ask Mario about right now. I'm going to get back to your point in a little bit .

[0:02:55] Ed Garber: I want to show you the forms that have to be done. Health insurance marketplace that what you receive as a W2 of how much you receive each month from the medical insurance. This return has to be inputted into the computer. Therefore, this return comes out if you have to pay money back A962. People are blaming me for when they have to pay money back, which is impossible.

[0:03:15] Speaker 1: Don't blame Ed, don't blame Gail or Mario. Mario this begs for tax simplification. Do you think it's ever going to happen?

[0:03:24] Mario Costanz: I don't think tax simplification is ever going to happen. There's too much at play and there's too many special interests that are ... And even if you talk about the flat taxes that have been floated recently, they all take away the mortgage deduction, so that would destroy home ownership in the country and they'd have no more incentive to-

[0:03:40] Speaker 1: They tend to hit working class people harder than rich people. I mean 17% of one person's salary making $30,000 a year versus somebody making $30 million a year, right?

[0:03:50] Mario Costanz: Absolutely.

[0:03:51] Speaker 1: Even though they're paying more.

[0:03:52] Mario Costanz: Yes.

[0:03:53] Speaker 1: The percentage doesn't hurt them more. Gail, tell me what your ... Do you have a prescription to make taxes better in America?

[0:04:01] Gail Rosen: Well, I would be running for office if I had the answer. There are, like Mario said, there's too many special interest groups that we need the incentive there. If we-

[0:04:12] Speaker 1: They're propping up industries like housing for example.

[0:04:14] Gail Rosen: Exactly, housing.

[0:04:15] Speaker 1: If we got rid of the homeowner's deduction there'd be less of a reason to buy a house and take the risk that goes along with buying a house.

[0:04:20] Gail Rosen: What would happen to our charitable organizations? What would happen for our incentive to save for our retirement? All these things are necessary. People need incentives.

[0:04:29] Speaker 1: Chris Christie wants to take that away apparently. That was his proposal to get rid of social security on people making more than $80,000 a year as one of his proposals. Ed, what were some of the issues that people came to you about this year? Aside from health care.

[0:04:43] Ed Garber: For charity, people say, "How come I can't deduct it?" Well, if you have the standard deduction, you don't have enough. Say standard is about $13,000. You deduct $5,000, without a house deduction you can't deduct charities. So guess what's happening with the charities? All the money you're giving the charities are using to lobby to the people in the government to make it that you can deduct charities even if you don't use the standard deduction. Some of that money that you're giving to charities is being used to lobby so charities get more money.

[0:05:11] Speaker 1: Mario, is there a better or a worse state when it comes to state taxes? I know some states apparently have no income tax and those are the best, such as Florida-

[0:05:19] Mario Costanz: Florida, Texas.

[0:05:20] Speaker 1: New Hampshire, Texas. How does the tri-state region rank here in the Metro area, New York, New Jersey, Connecticut?

[0:05:29] Mario Costanz: New York, New Jersey have some of the highest tax rates in the nation. I'll go along with California in that bunch of states. Connecticut is not as bad but I definitely ... In New York City, you have an additional New York City tax on top of the state tax.

[0:05:41] Speaker 1: Or a Yonkers tax, or whatever it might be.

[0:05:44] Mario Costanz: Correct.

[0:05:44] Speaker 1: This piggy backs off of the federal return, so whatever you input for your federal is going to affect your state return, right?

[0:05:51] Mario Costanz: Correct. It'll flow through and you'll pay tax on that there as well.

[0:05:54] Speaker 1: Tell me quickly about your organization. Do you get CPAs like Gail, I know you don't work with each other, and send people like her out to people's homes? It's an interesting business model.

[0:06:06] Mario Costanz: Yeah, the CPAs work on our back end. We basically separated the front end of the service and the back end service, just like at a restaurant where your chef would be the expert in the back of the house preparing the food and your great customer service people, your waiters, your waitresses are in the front end. Our front end is our franchisees meeting with their clients at their homes, at their jobs, at a Starbucks, wherever is convenient for the customer. Then we use our patent-pending technologies to send it to a back office where we have our CPAs that are experts in the industry, and these guys will know that many retail establishments have people working with only five days of tax training, and those people are doing the tax preparation for a large portion of the country. That's a shame because there's a lot of mistakes because of that. We've taken the experts as well as the great customer service people and separated those roles, because it's very hard to find people that are great with customers and can give an amazing customer experience as well as have the tax knowledge that's required to prepare these returns correctly.

[0:07:01] Speaker 1: Gail, I'd imagine a big part of preparing your taxes is planning for your taxes. Starting now, on April 19 to get ready for ... Or April 18, I'm a day ahead of myself.

[0:07:13] Gail Rosen: After the fact, when we're preparing returns, we're preparing only what's already happened. We're putting numbers into the computer.

[0:07:22] Speaker 1: So what should we do? Should we do 401Ks? Contribute to IRAs? Tell me some of the things an average person could do to save on their tax bill next year.

[0:07:29] Gail Rosen: Besides the retirement which you just mentioned, a lot of people are starting their own business. They have to understand all the deductions that they're entitled to in your own business. That's what's happening in America. The big corporations are not around as much and people are starting businesses. How do I keep records for my auto deduction? What do I do if I go out to dinner with someone? What records do I have to keep?

[0:07:52] Speaker 1: Many people work now for four, five, six, seven employers because they're independent contractors as you said. They own corporations, C corporations, S corporations, they drive Uber cabs, which is basically your own business, they run Airbnb's, which is basically your own business. All of this is making everybody an entrepreneur and everybody walking away with a tax return that's two inches thick.

[0:08:13] Gail Rosen: Exactly, and should you be an LLC, an S corp, a C corp, all those things have benefits and disadvantages depending on-

[0:08:21] Speaker 1: Depending on what you do, what you're investing in, what and so forth.

[0:08:23] Gail Rosen: Exactly, in your situation.

[0:08:25] Speaker 1: Do you deal mostly with individuals Ed, or do you deal with small business?

[0:08:30] Ed Garber: I deal about 80% individuals and 20% small business. Also, tax season's not over for me. The 20th is Monday, sales tax, about 40 clients I do sales tax for, which I haven't started yet, and April 30 is payroll. I have about 40 of them which I won't start till the 21st.

[0:08:46] Speaker 1: Then the extensions have gone out-

[0:08:48] Ed Garber: The extensions, so basically May 1 is "Ah." I can actually take a break and see my wife again, I see her right now, first time I'll see her in about three months. Here she is.

[0:08:55] Speaker 1: She sees you on TV as well. Mario tell me a little bit about your company and how it helps people prepare for the eventualities that we talked about, that people working for five or six different companies, they own an LLC that they hold their house in, that they also have a small corporation that they run another business in. These are complicated matters that average individuals now deal with every day.

[0:09:17] Mario Costanz: Absolutely. The majority of people do only think about their taxes that once a year, when they're preparing their taxes. I agree with Gail and your point, you should do some tax planning in the off-season, what we call the off-season in the tax business. However, the problem with that is that the government changes the rules in December most years, so there's no real way to know exactly what's going to be the new legislation and the new tax laws.

[0:09:39] Speaker 1: What's the biggest thing somebody can do? Is there a number one thing that somebody should do to save on their taxes? Is it buy a house? Is it to invest in their retirement?

[0:09:47] Mario Costanz: In my opinion it would be buy a house, because rent is not deductible in any way, shape or form, so home ownership, the majority of your outlay each month is going to your housing payment. To be able to deduct and ... That is the biggest tax savings in my opinion.

[0:10:01] Speaker 1: Would you say don't pay off your house? Keep the interest rate so you have the tax deduction depending on the circumstance?

[0:10:07] Mario Costanz: The tax deduction's great. Absolutely.

[0:10:09] Speaker 1: Gail, what say you on that?

[0:10:10] Gail Rosen: I hate to be political but I'd have to say it depends on the person. For some people you have to invest in your business because that's where you're going to get the income, and for some people rent ... In some situations renting is better then buying, it just depends on-

[0:10:24] Speaker 1: It depends on your age and depends on your how long you're going to be in the house.

[0:10:26] Gail Rosen: It depends on your age and the situation, right, and whether you're moving and the future.

[0:10:29] Speaker 1: The rule of thumb used to be if you're going to be in the house longer than five years buy. Is that still the case?

[0:10:34] Gail Rosen: .

[0:10:34] Speaker 1: It depends?

[0:10:36] Gail Rosen: Many times, but again, you have to run the numbers on the situation.

[0:10:40] Speaker 1: It also used to be that you could count on your house to appreciate and we no longer know if that's true either.

[0:10:46] Gail Rosen: Right.

[0:10:47] Speaker 1: So we're really running through a maze here. Ed, what should you do if you haven't filed your taxes yet? People in the control room are ripping out their hair.

[0:10:54] Ed Garber: If you haven't filed a return yet, give me a call. We have till October. My phone number is ...

[0:10:59] Speaker 1: Mario and his team. A CPA can still help you. Apparently-

[0:11:04] Ed Garber: Also we can still plan, because if you have a small business with Schedule C, you can use your SEPP, Self-Employed Pension Plan, you have till the day you file, which is October 14, to make that payment for 2014, going backwards. There's a lot of planning to still do for '14 to October 15.

[0:11:19] Speaker 1: Okay. My limited understanding of this is, if the government owes you money, and you haven't filed yet, it's no big deal. If you owe them money it is a big deal.

[0:11:29] Ed Garber: Correct.

[0:11:30] Speaker 1: Except for the penalty.

[0:11:31] Mario Costanz: Except for three years, you have a three-year limit where if you don't file within three years you won't get your refund back.

[0:11:36] Speaker 1: What about all these companies we hear about on the radio where people haven't filed for years, the IRS is after them, they can get an offer in compromise, is that something you can help people do?

[0:11:46] Ed Garber: Yes, and also we had a call on April 15 at my house. IRS called quote/unquote with a scam, "You're in trouble because you better call us now ... The attorney's going to call you, call the attorney IRS. Have a good day." I told my wife, she was very worried about this, don't worry, it's a scam. IRS never calls you. Do not believe these IRS scams at all.

[0:12:05] Speaker 1: That is a big scam. We have reported on it. Gail, I'm going to ask you, one, about Rand Paul's flat tax proposal and also about the other issue that was just brought up about the ... Now it escapes me but I was asking you a question about ...

[0:12:20] Gail Rosen: About when people, all these companies that are trying to help you-

[0:12:24] Speaker 1: Right, negotiate, offer to compromise.

[0:12:25] Gail Rosen: Most of the times, when I'm seeing those, that's not in your best interest.

[0:12:30] Speaker 1: Is it CACPA, something like that?

[0:12:33] Gail Rosen: Yeah, CACPA, we're going to help you. Also, just to say something about, if you haven't filed yet there's a lot of penalties if you owe money, like you said. If you haven't filed and you're going to owe money you should deal with it right away. The failing to file penalty alone is 5% a month.

[0:12:48] Speaker 1: Wow.

[0:12:49] Gail Rosen: Right. Wow.

[0:12:50] Speaker 1: Yeah. You would need an offer in compromise on that I would think.

[0:12:53] Ed Garber: Those forms are impossible to fill out either, 433A and B is insane.

[0:12:57] Speaker 1: The numbers are killing me already. I'm not a numbers guy, I'm a words guy. Okay, Ed Garber, Gail Rosen, Mario Costanz of Happy Tax, thanks everybody. Martinsville.

[0:13:07] Gail Rosen: Martinsville.

[0:13:08] Speaker 1: Where are you?

[0:13:09] Ed Garber: Edison. Ed from Edison, easy to remember.

[0:13:11] Speaker 1: in the Greater Metro area, when we come back with debilitating diseases. In the spotlight an ailment that has stricken stars like Michael J. Fox and even the champion of the world himself, Muhammed Ali. More on that after this. [0:13:31]

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Happy Tax Revolutionary Process.mp4 (52s) 1 speaker (Speaker 1)

[0:00:02] Speaker 1: If you're tired of doing your taxes yourself, or wasting time and money having a barely trained preparer or a high-priced CPA fumbling through your taxes, enough is enough. Do your taxes the happy way, with Happy Tax. At Happy Tax, a professional will meet with you any time, anywhere. Spend 10 to 15 minutes compiling your tax info, and have our licensed CPAs deliver your completed return within a couple of hours in most situations. No gimmicks, no bait and switch. Or self-submit your info right from our app. Plus, you'll receive our Happy Tax guarantee. Free audit assistance, year round support, and free digital access to your tax returns for life. Fast, easy, and cost-effective tax preparation. Contact us at 844-426-1040, or download the Happy Tax app at happytaxapp.com to get started today. [0:00:49]

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Happy Tax Crowdfunding.mp4 (4m 9s) 1 speaker (Mario C. )

[0:00:01] Mario C. : Hi, my name is Mario Costance. I'm the founder of the revolutionary brand, Happy Tax. With over 20 years of experience as a business owner, and 15 years of experience of tax preparation, I have learned firsthand that the industry as we knew it, is broken. I'm excited to share with you why I founded Happy Tax and how it's disrupting the tax industry and simply a better way to file. Plus how you can invest in our company and your future, for as little as $100. I founded Happy Tax with a single mission, to reinvent and upend the traditional tax business model. To use technology to provide a convenient, transparent, and reliable service for taxpayers. All while giving our business partners life changing ways to own their own business. You might be asking, what could be so great about another tax company? That's just it. We're everything that's been missing from tax preparation that just wasn't there. We have changed the dynamic of getting taxes done, so taxpayers no longer have to sit in a waiting room for hours and have their taxes poorly prepared by unlicensed preparers. Or waste time and make costly mistakes doing their taxes themselves. Instead, Happy Tax is an assembly line process that combines expert, certified public accountants preparing tax returns, local franchisees, and independent contractors to meet with their clients anytime, anywhere. As a lifelong entrepreneur, I not only wanted to create a great company, but I also wanted to give opportunities for others to grow their own businesses with low overhead, while we handle their back office tax prep. We offer three ways for our partners to join us, franchisees, area representatives and independent contractors. They each have their role in our organization and have paths to create the lifestyle that they always wanted. After initially starting as a pilot program, our independent contractor program has helped us soar to new heights in a very short period of time. We're empowering people to change their lives for the very low startup cost, making the opportunity attainable to just about anyone. This program is sure to continue to fuel our growth for years to come and help us eventually rank our company with the likes of other hot startups, like Uber, Facebook, and Airbnb. Our company-wide goal in the next five years is to continue to grow all three partnership types and to prepare 700,000 tax returns. In case you were wondering, that is less than 1% of all tax returns that are prepared annually. At an average fee per tax client of just under $300, there is great potential for large increases to our system-wide revenues and strong financial performance for our company. In the last 18 months, we have signed up over 70 franchisees, 300 independent contractors, and a dozen area representatives. We're growing fast. In fact, entrepreneur magazine ranked us as the fastest growing tax company in the United States for 2017. We have decided that now, in order to accelerate this growth, we are ready to raise outside capital. I've personally invested over one million dollars in our company and will continue to do so well into the future. Your investment of as little as $100, will grant you the right to future shares in our company and help us continue to invest in our people, our systems, and our marketing to take Happy Tax to the next level. In addition to your future equity, your investment can get you access to available perks, which are detailed in our offering. I'm asking you to consider this unique and limited opportunity right now and invest in us as we continue to make our dent in this large, yet stale industry, with all of our innovations as we revolutionize how taxes are done. Join us. Happy tax. Smile, it's time to file. [0:04:08]

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Happy Tax Testimonial 4.mp4 (1m 30s) 1 speaker (Jordan)

[0:00:02] Jordan: Hey everyone, my name is Jordan. I'm a consultant for a living, and I live in Ohio, but with my job I frequently work in other states. As a result, when you work a certain amount of hours in other states, you have to file taxes in those states as well, in additional to your home residence, for me which is Ohio. See how this can be a little bit confusing? It's a nightmare for me because I'm not an accountant. I just kind of know a high level summary of what needs to happen. Now, keep in mind I travel a lot as well, so this is where Happy Tax comes into play. Now, they're an app-based company where you simply use their app, you submit the requirements, and there are certified CPAs on the other end that'll help you prepare your tax return. Now, we're in the times where technology basically controls our lives. Every second we go, we're using it, so why not use it to our advantage? That's exactly what I did. Now, Happy Tax, they helped me prepare my return for four different states, and as a result, listen, I'm super happy. I'm stoked, because it's convenient, it's fairly priced, customer service is there for any question that you may possibly have. Now listen, Happy Tax turned my nightmare into a dream come true, where I didn't have to lift a finger, pretty much. As you can see, I'm filming this in a hotel room right now. That just goes to show you how much that I do actually travel, so like I said, my nightmare has turned into a dream come true, thanks to Happy Tax, and I couldn't be any happier, as cliche as that sounds. [0:01:28]

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Happy Tax Explainer Video 3.mp4 (1m 24s) 1 speaker (Speaker 1)

[0:00:00] Speaker 1: You've decided to take control of your life and we're glad you're choosing Happy Tax to help you do it. Now you're thinking, how do I become a Happy Tax franchisee? It's easy. We can get you started in just a few steps. 1. Inquire with us. Call us at 844-426-1040 or email sales@happytax.com.
2. Attend our tax franchise industry information webinar. It's fun and factual and goes into the details of being an owner. 3. Speak on the phone with one of our reps. You can ask any questions and they'll do the same. 4. Fill out our online franchise application. 5. A final call to go over any remaining questions you have. 6. Sign online franchise agreements and make your franchise fee payment. Getting started in owning this low cost, high reward business is simple and it's extremely affordable. The franchise fee is $20,000.00. Your franchise fee includes your tablet, website and software. We simply require that you invest $2,000.00 in your business for local advertising and marketing in the first tax season and $1,000.00 per season thereafter. Finally, every franchisee contributes $1,000.00 per year into a pooled advertising co-operative, which is spent on ads to directly build your Happy Tax customer base and that's it. You're ready to start your new life. Let's get started shall we. Give us a call at 844-426-1040. [0:01:19]

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Happy Tax Testimonial 2.mp4 (35s) 2 speakers (Speaker 1, Speaker 2)

[0:00:01] Speaker 1: We've being doing our taxes with Happy Tax for a couple of years, but this year, we're going to do our taxes on their app. Unlike doing your taxes yourself or even going into an office, you just submit your information via the Happy Tax app and a licensed CPA will prepare your return.

[0:00:18] Speaker 2: The pricing is upfront and fair and it's so much more convenient than anything else out there. Plus the app is easy to use and I know that if I get stuck, there's a friendly tax broker who's ready to help. This is the future of the tax prep industry. I would recommend Happy Tax to all of our friends and family. [0:00:34]

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Happy Tax Explainer Video 2.mp4 (2m 0s) 1 speaker (Speaker 1)

[0:00:00] Speaker 1: Now you're thinking "What's it like to be a Happy Tax franchisee?" In short, it's life changing. First of all you don't need to prepare any returns. Happy Tax's CPAs are the ones that will do the actual tax returns. While they're doing the hard part, you do the fun part, interacting with clients. Because you don't need a store front you meet your clients anywhere. At their home, a coffee shop, anywhere that's convenient. You collect their tax information on a tablet and send it to our CPAs using our patent pending technology, which uses the industry's leading security infrastructure, making the process completely safe and secure. As little as 30 to 60 minutes later the return is done and sent back directly to the client. That's all you have to do. If a client needs to speak to the CPA they can do it right there via webcam, email, or phone. And clients love our transparent and up front pricing. Prices for tax returns fall in three buckets, $200, $300, and $500 depending on the complexity of the return. There's no guessing from the client and no hidden fees, and you get to keep the majority of those fees. Our royalties are the lowest in the industry, ranging from 10 to 20% of the fees collected. Your cost for the tax preparation is only $20 to $50 per return, depending on which bucket the return falls into. The franchise agreements initial term is for three years, and that's perpetually renewable with no renewal fees, and there's room to grow. In the future, after you've built your customer base you can decide to open up a Happy Tax storefront location, with that franchise agreement being five years and renewable with no renewal fees as well. Starting out your client pool will be friends and family, your professional network, and people from your community. However, it will quickly grow from word of mouth referrals and our branding and our cutting edge marketing strategies. We'll teach and work with you on these marketing techniques, show you the right networking events to attend, and provide you with online trainings in social media, email marketing, and much more. Not to mention all of our own national marketing, and exciting brand recognition initiatives. Talk to your Happy Tax representative today. 844-426-1040. [0:01:56]

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Happy Tax Testimonial 5.mp4 (28s) 1 speaker (Speaker 1)

[0:00:00] Speaker 1: Happy Tax has made life a whole lot easier for me. I put my details through the App and these guys take care of the whole thing. They're professionals too, so I know there won't be any problems with my return. I used to have to sit down on my day off and go through everything. Now I can file my taxes while I'm on lunch. Let me tell you something, I'm never filing my taxes the old-fashioned way again. I'd rather spend a few bucks for the peace of mind and ease I get with Happy Tax. [0:00:28]

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Happy Tax (r) Intro.webm (1m 0s) 1 speaker (Speaker 1)

[0:00:01] Speaker 1: This is . Eric has a regular job with regular hours and regular coworkers, but Eric is different. Eric is happy. He's discovered Happy Tax. Happy Tax is the innovative tax preparation company that allows him to earn a second income while still keeping his day job. He doesn't need to be a CPA or even know how to file a tax return. Eric is a happy tax franchisee. That means, he's his own boss. He meets his clients anytime, anywhere. He collects their tax information on his tablet and sends it to the Happy Tax headquarters, where a team of CPAs prepare the return and send it back for signature. That makes Happy Tax's patent pending process and technology revolutionary. Be like Eric. Be happy. With Happy Tax. [0:00:54]

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Happy Tax CEO Mario Costanz Intro Video.mp4 (29s) 1 speaker (Mario Costanz)

[0:00:00] Mario Costanz: I'm Mario Constanz, CEO at Happy Tax. We inspire others to challenge the status quo ans take massive action. We empower budding entrepreneurs to earn additional income without quitting their jobs. One of my favorite quotes is, "There is always a way." I'm excited to share my story and experience to help you make positive changes in your life. [0:00:20]

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Happy Tax Testimonial 1.mp4 (1m 3s) 1 speaker (Speaker 1)

[0:00:00] Speaker 1: Hi everybody. I just got done using Happy Tax for my first time. I had an amazing experience. I wanted tell you a little bit about it. Basically, it's a new way to file your taxes. You enter all your information on their app, then a licensed CPA will prepare your return for you. With me, in the past, I've had so much stress when it comes to taxes. I always end up paying someone way too much to do my taxes. Even then, it's just a long drawn out process. It's just infuriating. But with Happy Tax, it was nothing like that. I mean it was fast, convenient, and the pricing was very fair. The technology was so easy to understand. Not once did I feel confused or frustrated while I was filling everything out. The customer service was phenomenal. Any question I had, they answered almost immediately. I had such a great experience. I'm definitely going to use it again. I just wanted to tell everyone about it. Thank you for watching. [0:01:02]